                                                                      Exhibit 99

                           APPLIED INNOVATION REPORTS
                      THIRD QUARTER 2003 FINANCIAL RESULTS

             CONTINUED IMPROVEMENT IN DOMESTIC WIRELINE AND WIRELESS
              MARKETS LEADS TO SEQUENTIAL GROWTH AND SOLID EARNINGS


AT APPLIED INNOVATION:
Michael P. Keegan
Vice President and Chief Financial Officer
(614) 798-2000

COLUMBUS, OHIO (OCTOBER 16, 2003) - Applied Innovation Inc. (NASDAQ: AINN) today announced operating results for the quarter ended September 30, 2003.

Sales for the three months ended September 30, 2003 were $10.0 million, a 39% increase over sales of $7.2 million in the third quarter last year. The sales growth was primarily driven by product orders from the Company's largest domestic wireline customers and significant growth in wireless sales. Operating income improved to $469,000 compared to an operating loss of $5.7 million in the corresponding prior year quarter, which included a $2.5 million restructuring charge. Net income increased to $584,000, or $0.04 per share, compared to a net loss of $3.1 million, or $0.21 per share, in the prior year quarter. The Company used $1.7 million in cash for operations during the quarter and ended the quarter with $26.3 million of cash and investments.

Chairman and CEO Gerard B. Moersdorf, Jr. said, "Compared to last year's third quarter, we're pleased with the overall sales improvement of 39% and the $6.2 million increase in operating income (including the $2.5 million restructuring charge last year). Our results for the quarter demonstrate the Company's ability to successfully launch exciting new products while remaining focused on meeting our customers' network management needs and controlling our costs. We are also encouraged that our core customers seem to be gradually returning to more normal capital spending, which is contributing to our sequentially improving sales."

For the nine months ended September 30, 2003, sales totaled $25.1 million compared to $33.2 million for the first nine months of 2002. Net loss totaled $1.2 million, or $0.08 per share, for the first nine months of 2003 compared to a net loss of $5.9 million, or $0.39 per share, for the same period in 2002.

RECENT HIGHLIGHTS
Since the beginning of the third quarter, the Company:

    - Introduced its AIextend product to provide greater intelligence at the edge of the network. The Company has already shipped a number of AIextend products to date for a nationwide DSL deployment by a major service provider.

    - Shipped $314,000 of AIbadger remote network management products to a new domestic wireless customer, with more shipments to this customer expected in the fourth quarter. AIbadger products are also in trials with another Tier 1 wireless service provider.

    - Obtained ISO9001:2001 certification, demonstrating the Company's commitment to quality. The Company is also on track for TL9000 certification in the first quarter of 2004. TL9000 is a quality measurement system unique to the telecommunication industry and is an even higher standard than ISO9001.

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    -     Began deploying core AIswitch products in a new territory for one of our largest customers. This new territory represents a significant increase in the potential number of central office sites requiring our products.

    - Completed the final testing and certification process with a large Mexican telecommunications provider. This means our solutions are certified for purchase by the customer.

    - Secured a distributor to penetrate the Canadian wireless market with the Company's AIbadger and AIremote products.

    - Began field trials with our new AIremote product for a Regional Bell Operating Company (RBOC). AIremote is our new network management device designed for remote locations in uncontrolled environments. It incorporates flexible software scripting capabilities and is on schedule for release in the fourth quarter of 2003.


OTHER OPERATING RESULTS
Overall gross profit for the third quarter of 2003 was $5.2 million compared to gross profit of $2.7 million for the third quarter of 2002. As a percentage of sales, gross profit was 52% compared to 38% for the third quarter in 2002.

Gross profit on product sales for the third quarter of 2003 was $4.2 million, or 53% of product sales of $8.0 million. For the same period last year, product sales of $5.6 million generated gross profit of $2.0 million, or 36% of product sales. The significant improvement in gross profit margin was primarily due to an overall increased sales volume leading to better fixed cost coverage and an improved mix of higher margin core products. The prior year quarter included lower margin third-party network management system equipment. The Company recorded approximately $425,000 of inventory charges in the third quarter of 2003, related to potentially obsolete, older line card products. In the third quarter of last year, the Company recorded $350,000 of similar inventory charges.

Services gross profit for the quarter ended September 30, 2003 was $1.0 million, or 50% of services sales of $2.0 million. For the third quarter of 2002, services sales of $1.7 million generated gross profit of $704,000, or 41% of services sales. The increase in services margins was due to higher utilization of installation services personnel and a greater mix of maintenance contract revenues.

Research and development (R&D) expenses for the third quarter of 2003 were $1.4 million, comparable to the $1.5 million for the third quarter of 2002.

Selling, general and administrative (SG&A) expenses for the third quarter of 2003 were $3.3 million, or 33% of sales, compared to $4.4 million, or 61% of sales, for the third quarter of 2002. The $1.1 million reduction in SG&A expense was due to headcount reductions in sales, marketing and other administrative functions as well as reductions in bonuses and commissions, advertising, trade show expenditures and travel expenses. The Company recorded a $2.5 million restructuring charge in the third quarter of last year associated with severance packages and other restructuring costs.

The Company increased its effective tax benefit rate for the first nine months of 2003 to 28% compared to 20% in the first six months of the year. This increase was due to revised estimates of the Company's full-year operating results and the impact on taxes from research and experimentation credits. The change in the effective tax rate from 20% to 28% on a year to date basis resulted in a $22,000 tax benefit during the quarter.

The Company's operations used $1.7 million of cash during the quarter, primarily related to the purchase of key-man life insurance contracts for investment purposes. The Company ended the quarter with $26.3 million of cash and investments.

INDUSTRY AND COMPANY OUTLOOK
Michael P. Keegan, Vice President and CFO stated, "The Company has made dramatic changes in its cost structure and refined its market focus and product offerings. By focusing on high-value network management applications, we've better aligned our network solutions to our customers' long-term needs. We've already deployed a significant number of our AIextend products in a DSL application at a RBOC; demand for our AIbadger products from wireless customers is increasing; and we are finalizing preparations for the introduction of AIremote and AIconnect, two additional network edge products scheduled for release in the next six months."

Keegan added, "Our operating results for the quarter were solid, despite the fact that some orders from our largest customer were delayed into the fourth quarter, primarily due to the customer's labor negotiations that occurred in the third quarter. This shortfall was partially offset with better-than-expected demand from wireless customers. We expect to see continued strong results in the fourth quarter driven by sustained demand from our RBOC customers, increased demand in the wireless market and modest but improved international business."

Moersdorf said, "As we head into 2004, we're encouraged by signs of stabilized spending by our largest domestic customers with particular emphasis on DSL networks and bundled services. In the wireless market, we expect that continued network upgrades and the roll-out of data services will result in increased spending on network management, quality and reliability. Likewise, we expect to see our international efforts produce results in the fourth quarter of 2003 and build in 2004. Finally, we are increasing our efforts to penetrate US Government networks by adding business development personnel and increasing marketing and trade show activities. An overall improvement in the economy and the telecom market, combined with our focus on bringing intelligent, flexible applications to the edge of the network, give us confidence that we are positioned for continued growth in 2004."


CONFERENCE CALL
Applied Innovation will host a conference call on Thursday, October 16, 2003 at 2:00 p.m. (ET) to discuss the Company's strategy, business outlook and third quarter 2003 results. The call will be broadcast live over the Internet and can be accessed at the Applied Innovation Web site (www.appliedinnovation.com/Company/Investors.asp) or at http://www.firstcallevents.com/service/ajwz389792775gf12.html. If you are unable to participate during the live Webcast, the call will be archived and available in the Investors section of the Applied Innovation Web site.

ABOUT APPLIED INNOVATION
Applied Innovation is a network management solutions company that simplifies and enhances the operation of complex, distributed voice and data networks. Building on a deep knowledge of network architecture, elements and management, Applied Innovation delivers unique hardware, software and service solutions that provide greater connectivity, visibility and control of network elements and the systems that support them.

Applied Innovation, headquartered in Columbus, Ohio, is traded on NASDAQ under the symbol AINN. For more information, please visit the Company's Web site at www.appliedinnovation.com.

SAFE HARBOR STATEMENT
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and specifically include statements regarding: new product releases scheduled for the next two quarters (paragraphs 5 and 13), continued demand from wireless customers for edge products (paragraph 13), continued solid results and continued solid demand from RBOC customers (paragraph 14), increased wireless demand (paragraphs 14 and 15), modest but improved international business (paragraphs 14 and 15), stabilization of spending by largest domestic customers (paragraphs 3 and 15), increased penetration of US Government networks (paragraph 15), and overall improvement and growth in the economy and telecom markets resulting in continued growth in 2004 (paragraph 15). These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the demand for telecommunication equipment generally and in particular for the equipment and services offered by the Company; the Company's ability to generate sales orders during fiscal 2003 and thereafter; that the anticipated demand for the products and services offered by the Company will decrease as a result of the economic and political climate in which the Company operates; the acceptance of the Company's present products and services and its ability to hire technical staff; labor strikes or other disruptions in our customers' operations; the Company's ability to adapt to technological changes; the availability of capital to support the Company's business plans; that the government may not purchase any products or services from the Company; and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

APPLIED INNOVATION INC.
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands, except per share and shares outstanding)

SUMMARY BALANCE SHEET INFORMATION

                                                              (Unaudited)
                                                             Sept. 30, 2003             Dec. 31, 2002
                                                             --------------             -------------

Cash and cash equivalents                                        $ 10,159                 $ 8,986
Short-term investments                                              5,760                   8,029
Accounts receivable, net                                            5,451                   5,240
Inventory, net                                                      2,823                   3,410
Other current assets                                                2,340                   5,799
                                                                 --------                --------
     Current assets                                                26,533                  31,464
Property, plant and equipment, net                                  7,216                   7,793
Investments                                                        10,398                   6,949
Goodwill                                                            3,526                   3,477
Other assets                                                        1,983                     702
                                                                 --------                --------
     Total assets                                                $ 49,656                $ 50,385
                                                                 ========                ========

Accounts payable                                                    1,093                   1,621
Accrued expenses                                                    2,780                   2,812
Deferred revenue                                                    2,344                   1,903
Note payable                                                          750                       -
                                                                 --------                --------
     Current liabilities                                            6,967                   6,336
Note payable                                                            -                     750
                                                                 --------                --------
     Total liabilities                                              6,967                   7,086
Stockholders' equity                                               42,689                  43,299
                                                                 --------                --------
     Total liabilities and stockholders' equity                  $ 49,656                $ 50,385
                                                                 ========                ========



SUMMARY OPERATIONAL INFORMATION (UNAUDITED)


                                                   Three Months Ended                    Nine Months Ended
                                                        Sept. 30,                             Sept. 30,
                                                        ---------                             ---------
                                                  2003              2002               2003               2002
                                                  ----              ----               ----               ----

Sales                                            $9,960             $7,247            $25,081            $33,180
Cost of sales                                     4,735              4,581             12,340             19,506
                                                 ------            -------            -------            -------
    Gross profit                                  5,225              2,666             12,741             13,674
R&D                                               1,415              1,520              4,211              5,812
SG&A                                              3,341              4,381             10,541             15,040
Restructuring charges                                 -              2,469                (32)             2,877
                                                 ------            -------            -------            -------
    Income (loss) from operations                   469             (5,704)            (1,979)           (10,055)
Interest and other income                            93                112                280                473
                                                 ------            -------            -------            -------
    Income (loss) before taxes                      562             (5,592)            (1,699)            (9,582)
Income taxes                                        (22)            (2,444)              (474)            (3,641)
                                                 ------            -------            -------            -------
    Net income (loss)                            $  584            $(3,148)           $(1,225)           $(5,941)
                                                 ======            =======            =======            =======

Diluted EPS                                      $ 0.04             $(0.21)             $(0.08)            $(0.39)
Diluted shares                               15,142,144          14,952,515         14,985,366         15,139,311

SUMMARY CASH FLOW INFORMATION (UNAUDITED)

                                                            Three Months Ended                 Nine Months Ended
                                                                 Sept. 30,                         Sept. 30,
                                                                 ---------                         ---------
                                                           2003             2002             2003            2002
                                                           ----             ----             ----            ----
Operating activities:
    Net income (loss)                                    $   584         $ (3,148)        $ (1,225)       $ (5,941)
    Depreciation and amortization                            342              502            1,067           1,514
    Other non-cash charges                                     8             (369)               8              80
    Working capital changes, net                          (2,629)             819            2,216           2,954
                                                         -------         --------         --------        --------
          Operating cash flow                             (1,695)          (2,196)           2,066          (1,393)
                                                         -------         --------         --------        --------
Investing activities:
     Purchases of PP&E                                      (103)            (363)            (349)           (909)
     Changes in investments, net                          (1,241)           1,855           (1,147)          4,983
     Other, net                                                1               29               17              34
                                                         -------         --------         --------        --------
          Investing cash flow                             (1,343)           1,521           (1,479)          4,108
                                                         -------         --------         --------        --------
Financing activities:
     Common stock repurchased                                  -              (18)               -          (2,835)
     Collection of note receivable                           383              112              383             112
     Proceeds from sale of stock                             136                7              203              15
                                                         -------         --------         --------        --------
          Financing cash flow                                519              101              586          (2,708)
                                                         -------         --------         --------        --------
(Decrease) increase in cash and cash
     equivalents                                          (2,519)            (574)           1,173               7
Cash and cash equivalents - beginning
     of period                                            12,678           16,280            8,986          15,699
                                                         -------         --------         --------        --------
Cash and cash equivalents - end of
     period                                              $10,159         $ 15,706         $ 10,159        $ 15,706
                                                         =======         ========         ========        ========